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                                                                       EXHIBIT 2

Board of Directors
Ground Round Restaurants, Inc.
35 Braintree Hill Office Park
Braintree, Massachusetts 02184

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of Ground Round Restaurants, Inc., a New York corporation (the "Company"), of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger dated August 29, 1997 (the "Merger Agreement") by and among the Company, GRR Merger Corp., a New York corporation ("Purchaser"), and GRR Holdings, LLC, a Delaware limited liability company ("Parent"). Pursuant to the Merger Agreement, Parent will cause Purchaser to make a tender offer (the "Offer") to purchase for $1.65 per share net in cash all of the issued and outstanding shares of common stock (the "Common Stock") of the Company, par value $.16 2/3 per share. Upon completion of the Offer, Parent is to cause Purchaser to merge with and into the Company (the "Merger") and each outstanding share of common stock of the Company not purchased pursuant to the Offer shall be converted into a right to receive $1.65 net in cash pursuant to the Merger.

     In formulating our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including (a) the consolidated financial statements for the 1994, 1995 and 1996 fiscal years and interim periods to March 30, 1997 and (b) the June 29, 1997 quarterly report on form 10-Q, in draft form, and certain other financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the Merger Agreement; (iii) reviewed current and historical market prices and trading volumes of the Common Stock and the capitalization and financial condition of the Company; (iv) compared the Company, from a financial point of view, with certain other companies in the restaurant industry; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Offer and the Merger; (vi) reviewed and discussed with directors and management of the Company certain information of a business and financial nature regarding the Company, furnished to us by the Company, including financial forecasts and related assumptions of the Company;
(vii) reviewed and discussed with management historical and forecasted capital expenditure requirements for both maintenance and remodelling/operational improvement purposes; (viii) reviewed and discussed with management the existing Credit Agreement (as amended) which has been extended to December 31, 1997 and future refinancing and financing opportunities; (ix) made inquiries regarding and discussed the Offer and the Merger Agreement and other matters related thereto with the Company's counsel; and (x) performed such other analyses and examinations and considered such other financial, economic and market criteria as we deemed relevant and appropriate.

     In connection with this review, we have not assumed any obligation independently to verify any information utilized, reviewed or considered by us in formulating our Opinion and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to us, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company. We have also assumed that there has not occurred any material change in the Company's assets, financial condition, results of operations, business or prospects since the respective dates on which the Company's most recent financial statements were made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Offer and the Merger Agreement. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisal. Our opinion is based on economic, monetary and market and other
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conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

     We have further assumed that the Offer will be consummated in accordance with the terms described in the Merger Agreement without waiver by the Company of any of the conditions to its obligations thereunder.

     We have not acted as financial advisor to the Company in connection with the Offer or the Merger. We have been retained to render this opinion and are being compensated therefor.

     This opinion is directed to the Board of Directors of the Company in its consideration of the fairness of the Offer and the Merger to the Company's shareholders, from a financial point of view, and does not constitute a recommendation to any shareholder of the Company as to how such shareholders should vote with respect to the Merger at any shareholders meeting called to approve such Merger or as to whether or not such shareholder should tender his or her shares pursuant to the Offer.

     Based upon the foregoing and other factors we deem relevant and in reliance thereon, it is our opinion that as of the date hereof the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair, from a financial point of view, to the shareholders of the Company.

                                          Very truly yours,

                                          Rothschild Inc.